SUPPLEMENT (To Prospectus Supplement dated July 30, 2020)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-240201

$200,000,000

EQUITY LIFESTYLE PROPERTIES, INC.

In this supplement, references to “we,” “our,” and “us” refer to Equity Lifestyle Properties, Inc.

This supplement (the “Supplement”) amends the Prospectus Supplement dated July 30, 2020 (the “Prospectus Supplement” and together with the Prospectus dated July 30, 2020, the “Prospectus”).

Capitalized terms used but not defined in this Supplement have the meanings given to such terms in the Prospectus Supplement.

This Supplement amends the Prospectus Supplement solely as follows:

The first paragraph under “PLAN OF DISTRIBUTION” on page S-11 of the Prospectus Supplement is replaced in its entirety with the following:

“We have entered into separate equity distribution agreements, each dated as of July 30, 2020, as amended on April 29, 2021, with each of Morgan Stanley & Co. LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, Truist Securities, Inc. (f/k/a Sun Trust Robinson Humphrey, Inc.) and Wells Fargo Securities, LLC, or the sales agents, under which we may from time to time offer and sell common stock having an aggregate offering price of up to $200,000,000. Sales of shares of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.”

In addition, the paragraph under “LEGAL MATTERS” on page S-13 of the Prospectus Supplement is replaced in its entirety with the following:

“The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Morrison & Foerster LLP, New York, New York. Certain matters with respect to certain U.S. federal income tax matters, will be passed upon for us by Clifford Chance US LLP, New York, New York. Sidley Austin LLP, New York, New York will act as counsel to the sales agents.”

Except as expressly set forth herein, no other changes to the Prospectus Supplement are being made by this Supplement.

You should read this Supplement in conjunction with the Prospectus and the documents incorporated and deemed to be incorporated by reference therein. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page S-14 of the Prospectus Supplement. This Supplement is not complete and may not be delivered or used except in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus Supplement.

The date of this Supplement is April 29, 2021.